Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

First Quarter Ended December 31, 2023

McLean, VA, February 5, 2024: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its first fiscal quarter ended December 31, 2023. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2023	September 30, 2023	Change	% Change
Total investment income	$23,221	$23,756	$(535)	(2.3)%
Total expenses, net of credits	(11,287)	(12,769)	1,482	(11.6)

Net investment income	11,934	10,987	947	8.6
Net investment income per common share	0.27	0.28	(0.01)	(3.6)
Cash distribution per common share(A)	0.2475	0.2675	(0.02)	(7.5)
Net realized gain (loss)	262	(291)	553	(190.0)
Net unrealized appreciation (depreciation)	7,805	2,404	5,401	224.7
Net increase (decrease) in net assets resulting from operations	20,001	13,100	6,901	52.7
Weighted average yield on interest-bearing investments	13.9%	13.8%	0.1%	0.7
Total invested	$57,998	$27,393	$30,605	111.7
Total repayments and net proceeds	22,066	41,017	(18,951)	(46.2)

As of:	December 31, 2023	September 30, 2023	Change	% Change
Total investments, at fair value	$749,985	$704,815	$45,170	6.4%
Fair value, as a percent of cost	98.7%	97.6%	1.1%	1.1
Net asset value per common share	$9.61	$9.39	$0.22	2.3

(A)	Includes a $0.02 per common share supplemental distribution paid to common stockholders in September 2023.

First Fiscal Quarter 2024 Highlights:

•	Portfolio Activity: Invested $11.0 million in one new portfolio company and $47.0 million in existing portfolio companies.

•	Portfolio Mix: Secured first lien assets continue to be over 70% of our debt investments, at cost, while the weighted average yield on debt investments was consistent at 13.9%.

•	Credit Facility Availability: Increased the committed facility amount by $10.0 million to $233.7 million and ended the quarter with availability in excess of $130 million.

First Fiscal Quarter 2024 Results:

Total investment income decreased by $0.5 million, or 2.3%, for the quarter ended December 31, 2023, compared to the prior quarter ended September 30, 2023, driven by a $0.3 million decrease in interest income and a $0.3 million decrease in other income. The decrease in interest income was driven by a slight 1.6% decrease in the weighted average principal balance of our interest-bearing investments from $668.2 million during the quarter ended September 30, 2023 to $657.6 million during the quarter ended December 31, 2023. The decrease in other income was driven mainly by a decrease in prepayment fee income quarter over quarter.

Total expenses decreased by $1.5 million, quarter over quarter, primarily due to a $1.2 million decrease in the net base management fee, driven mainly by an increase in portfolio company fee credits from new deal originations quarter over quarter.

Net investment income for the quarter ended December 31, 2023 was $11.9 million, or $0.274 per share, and covered distributions paid of $0.2475 by over 110%.

The net increase in net assets resulting from operations was $20.0 million, or $0.46 per share, for the quarter ended December 31, 2023, compared to $13.1 million, or $0.33 per share, for the quarter ended September 30, 2023. The current quarter increase was primarily driven by $7.8 million of net unrealized appreciation recognized during the quarter.

Subsequent Events: Subsequent to December 31, 2023, the following significant events occurred:

•	Portfolio Activity: In January 2024, our investment in CHA Holdings, Inc. paid off at par for net cash proceeds of $3.0 million.

•	Registration Statement: Our new $700.0 million shelf registration statement was declared effective on January 17, 2024.

•	Distributions and Dividends Declared: In January 2024, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
January 23, 2024	January 31, 2024	$0.0825
February 21, 2024	February 29, 2024	0.0825
March 21, 2024	March 29, 2024	0.0825

	Total for the Quarter	$0.2475

Record Date	Payment Date	Distribution per Series A Preferred Stock (A)
January 25, 2024	February 5, 2024	$0.130208
February 27, 2024	March 5, 2024	0.130208
March 26, 2024	April 5, 2024	0.130208

	Total for the Quarter	$0.390624

(A)	As of February 2, 2024, there were 14,000 shares of Series A Preferred Stock outstanding.

•	New Investment Advisory Agreement:

On January 24, 2024, we reconvened our Special Meeting of Stockholders (the “Special Meeting”) that was adjourned on December 11, 2023 and again on January 4, 2024. Our stockholders voted and approved the new investment advisory agreement between us and the Adviser (the “New Advisory Agreement”).

The New Advisory Agreement is the result of an anticipated change in control of the Adviser. From inception, the Adviser has been 100% indirectly owned and controlled by David Gladstone. David Gladstone owns 100% of the voting and economic interests of The Gladstone Companies, Ltd., which in turn owns 100% of the voting and economic interests of The Gladstone Companies, Inc., which in turn owns 100% of the voting and economic interests of the Adviser. Immediately after approval at the Special Meeting, the Adviser entered into a voting trust agreement (the “Voting Trust Agreement”), among David Gladstone, Lorna Gladstone, Laura Gladstone, Kent Gladstone, and Jessica Martin, each as a trustee and collectively, as the board of trustees of the voting trust (the “Voting Trust Board”), the Adviser and certain stockholders of the Adviser, pursuant to which David Gladstone deposited all of his indirect interests in the Adviser, which represented 100% of the voting and economic interests thereof, with the voting trust.

Pursuant to the Voting Trust Agreement, prior to its Effective Date (as defined below) David Gladstone has, in his sole discretion, the full, exclusive and unqualified right and power to vote in person or by proxy all of the shares of common stock of the Adviser deposited with the voting trust at all meetings of the stockholders of the Adviser in respect of any and all matters on which the stockholders of the Adviser are entitled to vote under the Adviser’s certificate of incorporation or applicable law, to give consents in lieu of voting such shares of common stock of the Adviser at a meeting of the stockholders of the Adviser in respect of any and all matters on which stockholders of the Adviser are entitled to vote under its certificate of incorporation or applicable law, to enter into voting agreements, waive notice of any meeting of stockholders of the Adviser in respect of such shares of common stock of the Adviser and to grant proxies with respect to all such shares of common stock of the Adviser with respect to any lawful corporate action (collectively, the “Voting Powers”).

Commencing on the Effective Date, the Voting Trust Board shall have the full, exclusive and unqualified right and power to exercise the Voting Powers. Each member of the Voting Trust Board shall hold 20% of the voting power of the Voting Trust Board as of the Effective Date. The “Effective Date” shall occur on the earliest of (i) the death of David Gladstone, (ii) David Gladstone’s election (in his sole discretion), and (iii) one year from the date the Voting Trust Agreement is entered into. Following entry into the Voting Trust Agreement, the current members of senior management of the Adviser will continue to manage the day-to-day aspects of the Adviser.

There are no changes to the terms of the Advisory Agreement currently in effect (the “Original Advisory Agreement”) in the New Advisory Agreement, including the fee structure and services to be provided, other than the date and term of the New Advisory Agreement as compared to the Original Advisory Agreement. In addition to there being no changes to the fee structure, no other fees or expenses currently paid by us will change as a result of entry into the New Advisory Agreement. There will be no changes to our principal investment objective, investment strategies, fundamental investment restrictions, or principal risks as a result of entry into the Voting Trust Agreement or New Advisory Agreement.

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, February 6, 2024, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 13, 2024. To hear the replay, please dial (877) 660-6853 and use playback conference number 13742734. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2023, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.